Exhibit 99.1


                                                  THE CHARLES SCHWAB CORPORATION


NEWS RELEASE

Contact

Media:                                  Investors/Analysts:
Greg Gable                              Rich Fowler
Phone: 415-636-5847                     Phone: 415-636-9869


SCHWAB ANNOUNCES SALE OF SCHWAB SOUNDVIEW CAPITAL MARKETS

SAN FRANCISCO,  August 31, 2004 - The Charles Schwab  Corporation  (NYSE/Nasdaq:
SCH) today announced an agreement to sell its capital markets business, Schwab Soundview Capital Markets (SSCM), to UBS for $265 million in cash.

Under the agreement, dated as of today, UBS will acquire the Company's proprietary trading technology, SSCM's institutional sales and trading business, over the counter, listed and NASDAQ market making operations and correspondent business. Schwab plans to exit its institutional research operations in the near future. The $265 million transaction includes an eight-year services agreement for the handling of Schwab's equity and listed options order flow, subject to certain conditions including rigorous standards for execution quality.

The transaction is expected to close in the next 60 days, subject to regulatory approvals. The transaction will result in a non-cash after-tax charge to earnings of approximately $70-80 million in the third quarter of 2004. Additional charges associated with exiting the business, including charges for severance and excess real estate, are expected to result in after-tax charges of between $75 million and $85 million during the remainder of 2004.

"Given the current market environment, I have come to the conclusion there is not enough synergy between SSCM and our core businesses to justify our continued investment in the capital markets arena," said Charles R. Schwab, Schwab Chairman and CEO. "In addition to improving our overall profit margin and return on equity, our exit from capital markets reinforces our strategic focus on individual investors and independent financial advisors. We are moving the company forward on a solid financial foundation that includes a strong balance sheet with over $4.5 billion of stockholder equity."

Mr. Schwab concluded, "A primary objective of this transaction is to establish a relationship that assures our clients will receive the same superior trade executions they have come to expect from Schwab, and we are very pleased to partner with UBS to that end."

This press release contains forward looking statements that reflect management's current expectations. These statements relate to charges for severance and excess real estate, and the Company's future margin and return on equity performance. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important factors that may cause such differences include, but are not limited to, the extent of the workforce reduction associated with exiting the capital markets business, the impact of evolving real estate market conditions on sublease rates for the Company's excess office space, the final valuation of certain assets and liabilities associated with the transaction, and the Company's ability to achieve the expense savings it expects as a result of the transaction.

The Charles Schwab Corporation, through Charles Schwab & Co., Inc. (member SIPC/NYSE), U.S. Trust Corporation, CyberTrader, Inc. and its other operating subsidiaries, is one of the nation's largest financial services firms in terms of client assets. The Charles Schwab, U.S. Trust and CyberTrader Web sites can be reached at http://www.schwab.com/, http://www.ustrust.com/ and http://www.cybertrader.com/, respectively.


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